CONFORMED COPY

EXECUTIVE SERVICE AGREEMENT

Between

INNOSPEC FUEL SPECIALTIES LLC

AND

MR. PATRICK McDUFF

EXECUTIVE SERVICE AGREEMENT

Dated : May 7, 2015

PARTIES
EMPLOYER:	Innospec Fuel Specialties LLC (“the Company”).

EMPLOYEE: Mr. Patrick McDuff of [residential address removed for confidentiality] (“you”)

1.	INTERPRETATION

1.1	In this Agreement

“the Board”	means the board of directors of the Parent Company as the case may be and includes any committee of the Board duly appointed by it;
“Chairman”
means any person or persons jointly holding such
office of the Parent Company from time to time and
includes any person(s) exercising substantially
the functions of a Chairman of the Board of the
Parent Company;

“Confidential Information”
includes but is not limited to any trade secrets,
names and contact details of customers and
prospective customers, purchasing and sales
agents, suppliers, prices charged to or charged by
the Company and any Group Company, financial and
budget information, and any other information of a
confidential nature relating to the Company or any
Group Company or information which has been given
to the Company or any Group Company by a third
party under a duty of confidence where such a duty
has been made known to you and which is not in the
public domain otherwise than by breach of your
duties of confidentiality to the Company and any
Group Company.

“Group Company”
includes the Parent Company and any holding
company from time to time of the Company or any
subsidiary or associated company from time to time
of the Company or of any such holding company (for
which purpose “holding company” and “subsidiary”
have the meanings ascribed to them by section 736
of the UK Companies Act 1985 as amended by the UK
Companies Act 1989 and “associated company” means
any company which any such holding company or
subsidiary holds or controls more than 20 per
cent. of the equity share capital).

“Marketing Information”
means all and any information (whether or not
recorded in documentary form or on computer disc
or tape) relating to the marketing or sales of any
product or service of the Company or any Group
Company including without limitation sales targets
and statistics, market share and pricing
statistics, marketing surveys and plans, market
research reports, sales techniques, price lists,
discount structures, advertising and promotional
material, the names, addresses, telephone numbers,
contact names and identities of customers and
potential customers of and suppliers and potential
suppliers to the Company or any Group Company and
the nature of their business operations, their
requirements for any product or service sold to or
purchased by the Company or any Group Company and
all confidential aspects of their business
relationship with the Company and Group Company.

“Parent Company”	means Innospec Inc. which is a Delaware corporation, listed on the Nasdaq stock exchange.
“Termination Date”	means the date on which your employment under this Agreement terminates.

2.	APPOINTMENT

2.1	The Company appoints you to serve the Company as President, Fuel Specialties, Americas or in such other appointment as may be agreed from time to time, to serve the Parent as Executive Vice President or in such other appointment as may be agreed from time to time, and to serve other Group Companies in such other capacity as may be agreed from time to time.

2.2	The appointment pursuant to this Agreement shall be deemed to have commenced on 6 May 2015 and shall continue until terminated by the Company or Parent Company in accordance with clauses 10.1, 11 or 17.1. Your period of continuous employment with the Company began on 30 September 1994.

2.3	With your prior consent, the Company or Parent Company may from time to time appoint any other person or persons to act jointly with you in your appointment.

2.4	You represent that by virtue of entering into this Agreement you will not be in breach of any express or implied terms or any contract with or any other obligation to any third party binding upon you.

3.	DUTIES

3.1	You shall at all times during the period of this Agreement;

3.1.1	devote your working time, attention and ability to the duties of your appointment.

3.1.2	faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in you;

3.1.3	obey all lawful and reasonable directions of the Board and the President and CEO of the Parent Company;

3.1.4	use your best endeavours to promote the interests of the Company and Group Companies;

3.1.5	keep the Board and the President and CEO of the Parent Company promptly and fully informed on a regular basis or as circumstances warrant (in writing if so requested) of your conduct of the business or affairs of the Company and any other Group Company and provide such explanations in connection therewith as the Board or President and CEO of the Parent Company may require;

3.1.6	not at any time knowingly make any untrue or misleading statement relating to the Company or any Group Company;

3.1.7	inform the Chairman, or President and CEO of the Parent Company, promptly if you receive a solicitation from a competitor or potential competitor either on a personal or business basis which could be prejudicial to the best interests of the Company or its Group Companies.

4.	PLACE OF WORK

4.1	You will be employed at our Englewood site, but as a term of your employment you may also be required to work at or from any other of the Group Company’s establishments whether inside or outside of the USA. You may also be transferred or seconded between establishments when necessary as required by business needs. Whilst this Agreement provides for such transfer or secondment the Company and Parent Company will give careful and sympathetic consideration to your personal circumstances and career interests.

5.	REMUNERATION

5.1	Your basic salary will be $345,000 per annum and this will be backdated to January 1, 2015. Subject to your satisfactory performance during 2015, as determined by the President and CEO of the Parent Company and approved by the Compensation Committee of the Board, your basic salary will be increased to $390,000 per annum with effect from January 1, 2016. Your salary will then be reviewed by the Compensation Committee of the Board effective January 1, 2017 and every January thereafter. The fact that your salary may be increased in any year or years during your employment does not confer any right on you to receive any increase in any subsequent year.

5.2	The salary referred to in this clause will be inclusive of any director’s fees to which you may be entitled.

5.3	At the absolute discretion of the Compensation Committee of the Board, you may participate in the Management Incentive Compensation Plan. Your participation in the Management Incentive Compensation Plan (MICP) will be subject always to such terms and targets as the Compensation Committee of the Board may determine from time to time. Your target bonus in this plan will be set at 40% of your base salary for 2015 and the maximum bonus payable to you in 2015 under this plan will be 92% of your base salary. With effect from January 1, 2016, your target bonus in this plan will be set at 50% of your base salary and the maximum bonus payable to you under this plan will be 115% of your base salary. The Compensation Committee of the Board reserve the right to change both the target and maximum percentages at any time.

5.4	In addition to the above and at the absolute discretion of the Compensation Committee of the Board, for 2015 only, you will be eligible for an additional bonus under the Innospec Fuel Specialties LLC bonus plan of up to 30% of your annual base salary. This will be paid quarterly in line with the Innospec Fuel Specialties LLC bonus payment schedule. From January 1 2016, you will no longer be eligible to receive any bonus or incentive payments under the Innospec Fuel Specialties LLC bonus plan. The Compensation Committee of the Board reserves the right to withdraw your participation in this plan and change any or all of the terms of this bonus at any time.

5.5	Your participation in the Innospec 2014 Long Term Incentive Plan (2014 LTIP) will continue and there will be no change to this Plan or your participation level as a result of this appointment.

5.6	You will no longer be eligible to participate in any other bonus plans run by the Company or Group Company other than those specified in 5.3, 5.4 and 5.5

6.	LONG TERM INCENTIVE PLAN

6.1	You will be eligible to be considered for grants under the Parent Company’s long term incentive share option plans. Participation in the scheme in any one year and the number of options awarded is discretionary and is determined by the Compensation Committee of the Board in line with their stated grant policy. The Compensation Committee of the Board reserves the right to review and modify this grant policy at any time. You will not be entitled to any compensation in lieu of any options granted if as a result of such revision, there is a decrease in the value or number of options granted to you.

6.2	You will be required to hold a minimum of 200% of your annual base salary in Innospec Inc. stock. You will be expected to achieve this holding by December 31, 2019. The Compensation Committee of the Board reserves the right to review and modify this requirement at any time.

6.3	In the event of termination of your employment with the Company, any outstanding options will be subject to the Rules of the relevant Share Option Plan.

7.	HOURS OF WORK

7.1	It is recognised that the nature of your role will involve working extended hours, either during the working week or at weekends. This is accepted as a normal part of the working life of a global business executive and does not warrant either extra payment or time off in lieu.

8.	EXPENSES

8.1	The Company shall reimburse you for all expenses reasonably incurred by you in the proper performance of your duties subject to you complying with such guidelines or regulations issued by the Company and Parent Company from time to time in this respect and to the production by you to the relevant company of such receipts or other evidence of actual payment of the expenses as it may reasonably require.

9.	BENEFITS

9.1	You will continue to be eligible to participate in the Company’s group health insurance plan and other group benefit plans, subject to all of the terms and conditions of the respective plans.

9.2	You will continue to be eligible to participate in the Company 401(k) plan and pension plan at your current levels.

9.3	You will continue to be eligible to receive a car allowance of $950 a month, paid through payroll. This will be treated as taxable income and will be subject to the normal payroll and social security taxes and payments. This amount is non-pensionable and will not be included in salary for bonus purposes. The Compensation Committee of the Board reserves the right to review and change this amount at any time.

9.4	You will continue to be eligible for all other benefits for which you are currently eligible to receive as an employee of the Company.

9.5	The Company reserves the right to review and modify any or all of the benefit programs at any time

10.	EMPLOYMENT BASIS

10.1	Subject to clause 11.1 below, the Company has the right to terminate your employment by giving you 12 months’ notice in writing. This will not apply in the event of the Company’s termination of your employment pursuant to clause 17 below. You are required to give the Company and Parent Company not less than 6 months’ notice in writing of termination of employment, to be served in accordance with clause 25 below. In line with our normal practice, your continued employment will be contingent upon your ability to perform in the role as well as performance targets which will be mutually agreed.

10.2	Your role as Executive Vice President of the Parent Company and President Fuel Specialties, Americas is salaried and exempt from the overtime provisions of the Fair Labor Standards Act.

10.3	After notice of termination has been given by either party pursuant to clause 10.1 or if you seek to or indicate an intention to resign from the Company or any Group Company or terminate your employment without notice, provided that you continue to be paid and enjoy your full contractual benefits until your employment terminates in accordance with the terms of this Agreement, the Board and/or President and CEO of the Parent Company may in their absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 10.1:

(i)	exclude you from the premises of the Company and any Group Company;

(ii)	require you to carry out specified duties (consistent with your status, role and experience) for the Company and any Group Company or to carry out no duties;

(iii)	announce to employees, suppliers and customers that you have been given notice of termination or have resigned (as the case may be);

(iv)	appoint one or more persons to assume some or all of your duties as Executive Vice President of the Parent Company and President Fuel Specialties, Americas;

(v)	instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until your employment hereunder has terminated;

(vi)	instruct you not to act or communicate orally or in writing on behalf of the Company or any Group Company.

For the avoidance of doubt, your obligations under this Agreement continue to apply during any period of exclusion pursuant to this clause.

10.4	On commencement of any period of exclusion pursuant to clause 10.3 you will:

(i)	deliver to the Company in accordance with clause 21 all property belonging to the Company or any Group Company; and

(ii)	resign in accordance with clause 22 from all offices and appointments you hold in the Company, the Parent Company and any Group Company.

10.5	During any period of exclusion pursuant to clause 10.3 you will not be entitled to accrue any bonus/ profit share/ performance-related pay under this Agreement.

10.6	Before and after termination of your employment, without additional compensation, you will provide the Company and/or any Group Company with assistance regarding matters of which you have knowledge and/or experience in any legal proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

10.7	You agree to comply with all Company rules and policies as may be amended from time to time regarding the holding and dealing (whether directly or indirectly) of shares in the Company, subject to the Board’s discretion.

11.	CHANGE OF CONTROL

11.1	In the event that there is a Change of Control of the Parent Company, as defined in Appendix 1, then, for the 12 months following the date of the Change of Control,

11.1.1	If you terminate for “Good Reason”, as defined in Appendix 2, your employment with the Company, you will be entitled to 24 months’ compensation from the date of the Change of Control defined as base salary, bonus at target and any car allowance but excluding compensation for pension contributions other benefits and any other salary supplements.

11.1.2	If the Company terminates your employment under this agreement, other than pursuant to clause 17 below, you will be entitled to 24 months’ compensation, as defined above in 11.1.1, from the date of such notice.

12.	SICKNESS ABSENCE

12.1	If you are absent because of your own physical or mental illness or injury you shall report this fact forthwith to the President and CEO of the Parent Company and complete any self-certification forms or medical practitioner’s certificates which are required by the Company and Parent Company or as may be required by law.

12.2	If you are absent because of your own physical or mental illness or injury duly certified in accordance with the provisions of Clause 12.1 you shall be paid such remuneration, if any, as the Chairman or President and CEO shall determine from time to time or as may be required by law. You will in all cases be paid in compliance with the salary basis requirements of applicable wage and hour laws.

12.3	The provisions of this clause will not prejudice or limit in any way the Company’s or Parent Company’s right to terminate this Agreement pursuant to its terms. In particular but without limitation the Company and Parent Company may terminate your employment pursuant to clause 10.1 for any reason and to clause 17.1 on the grounds set out in that clause. The Company and Parent Company may terminate this Agreement pursuant to such clauses even if at the time of such termination, any Company benefits payable pursuant to this clause have not been exhausted.

13.	MEDICAL EXAMINATIONS

13.1	At any time during the period of your appointment you shall at the request and expense of the Company permit yourself to be examined by a registered medical practitioner to be selected by the Company or Parent Company and shall authorise such medical practitioner to disclose and discuss with the Company and Parent Company the result of such examination and any matters which arise from it, provided however that the Company or Parent Company may request such examination only to the extent the request is based on a reasonable concern that a medical condition may materially affect your ability to perform your duties.

14.	INVENTIONS

14.1	You will promptly disclose to the Company and Parent Company and keep confidential all inventions copyright works, designs or technical know how conceived or made by you alone or with others in the course of your employment. You will hold all such intellectual property in trust for the Company and/or Parent Company and will do everything necessary or desirable at its expense to vest the intellectual property fully in the Company and/or Parent Company and/or to secure patent or other appropriate forms of protection for the intellectual property. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company and Parent Company.

14.2	You hereby assign to the Company and Parent Company by way of future assignment all copyright, design rights and other intellectual property rights for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by you (except only those works or designs originated, conceived, written or made by you wholly outside your normal working hours which are wholly unconnected with your employment or the business of the Company and Parent Company) during the period of your employment by the Company.

14.3	You hereby irrevocably and unconditionally waive in favour of the Company and Parent Company any and all moral rights conferred on you for any work in which copyright or design right is vested in the Company and Parent Company whether by Clause 14.2 or otherwise.

14.4	You shall, at the request and cost of the Company do all things necessary or desirable to substantiate the rights of the Company or Parent Company under Clauses 14.2 and/or 14.3.

15.	CONFIDENTIALITY

15.1	You acknowledge that the Company and its Group Companies possess or will possess a valuable body of Confidential Information and Marketing Information and that you have access to Confidential Information and Marketing Information in order that you may carry out the duties of your employment.

15.2	You acknowledge that you owe a duty of trust and confidence and a duty to act at all times in the best interests of the Company and any Group Company. You also acknowledge that the disclosure of any Confidential Information and/or Marketing Information to any competitor of the Company or any Group Company or to other third parties would place the Company or any Group Company at a serious competitive disadvantage and would cause serious financial and other damage to their businesses.

15.3	You agree not to make use of or disclose (either during the period of your employment by the Company or at any time after the Termination Date) any Confidential Information or Marketing Information.

15.4	You agree not to obtain or seek to obtain any financial advantage from the use or disclosure of any Confidential Information or Marketing Information acquired by you in the course of your employment with the Company.

16.	RESTRICTIVE COVENANTS

16.1	Within this Clause 16 the following words shall have the following meanings:

“Relevant Period”
shall mean the twelve month period prior to and ending
on the earlier of the Termination Date or the date
you have been excluded from the premises of the
Company and any Group Company and instructed to cease
the performance of your duties pursuant to Clause
10.3.

“Restricted Customer”	shall mean any person, firm, company or other entity who was at any time in the Relevant Period a customer of any Group Company with which you had dealings, including without limitation the Company.
“Prospective Customer”
shall mean any person, firm, company or other entity
who was at the Termination Date negotiating with the
Company or any Group Company with a view to dealing
with the Company or any Group Company with which you
had dealings.

“Prohibited Business”
shall mean any business or activity carried on by the
Company or any Group Company at the Termination Date
or at any time in the Relevant Period in which you
shall have been directly concerned in the course of
your employment at any time in the Relevant Period.

“Protected Supplier”	shall mean any supplier or prospective supplier of the Company or any Group Company with whom you shall have had dealings in the course of your employment during the Relevant Period.

16.2	During the term of your employment (including any garden leave period) and continuing for a period of twelve months after the Termination Date, you shall not in competition with the Company or any Group Company directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organization canvas or solicit or by any other means seek to conduct, or conduct Prohibited Business with any Restricted Customer.

16.3	During the term of your employment (including any garden leave period) and continuing for a period of twelve months after the Termination Date, you shall not in competition with the Company or any Group Company directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organization canvas or solicit or by any other means seek to conduct or conduct Prohibited Business with any Prospective Customer.

16.4	During the term of your employment (including any garden leave period) and continuing for a period of twelve months after the Termination Date, you shall not directly or indirectly induce or seek to induce any employee of the Company or any Group Company to leave the employment of the Company or any Group Company whether or not this would be a breach of contract on the part of that employee.

16.5	During the term of your employment (including any garden leave period) and continuing for a period of twelve months after the Termination Date, you shall not directly or indirectly seek to entice away from the Company or any Group Company or otherwise solicit, interfere with or diminish the relationship between the Company or any Group Company and any Protected Supplier.

16.6	Each of the restrictions contained in this Clause 16 is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted or modified, such restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

16.7	Each of the restrictions in each of Clauses 16.2 to 16.6 is considered by the parties to be reasonable in all the circumstances but if any such restriction shall be held by any Court to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and Group Companies, the said restriction shall apply with such deletions or modifications as may be necessary to render it valid and effective..

17.	TERMINATION

17.1	The Company may by notifying you in writing terminate your employment with immediate effect with Cause without compensation or benefits. For the purposes of this Agreement, the Company will have “Cause” to terminate your employment:

17.1.1	if you commit any act of gross misconduct or negligence or repeat or continue any other serious breach of your obligations under this Agreement; or

17.1.2	if you report to work under the influence of alcohol or illegal drugs, or if you use any illegal drugs (whether or not at the workplace) or if you are guilty of any conduct which in the reasonable opinion of the Board brings you or the Company or its Group Companies into disrepute or causes them substantial economic harm; or

17.1.3	if you breach the provisions of the Company’s Code of Ethics; or

17.1.4	if you are convicted of any criminal offence involving moral turpitude or the commission of any other act or omission involving disloyalty or fraud with respect to the Company or any Group Company or any customer or suppliers of the Company or any Group Company, which in the reasonable opinion of the Board affects your position under this Agreement; or

17.1.5	if you commit any act of dishonesty or any breach of your fiduciary duty whether relating to the Company, any Group Company, any of its or their employees or otherwise; or

17.1.6	if you have in the reasonable opinion of the Board become incompetent to perform your duties or substantially or repeatedly fail to perform duties consistent with your position and related to the business of the Company or any Group Company; or

17.1.7	if you become prohibited by law from being a director of a company or if you cease to be a director of the Company or any Group Company without the consent or concurrence of the Board.

18.	COMPLIANCE WITH LAWS, POLICIES AND PROCEDURES

18.1	While you are employed by the Company you shall:

18.1.1	comply with the Parent Company and Company’s Code of Ethics Policy, Anti-Corruption Policy and all other policies and procedures (“Relevant Policies”) which are available on the intranet or upon request, directly from the Legal & Compliance Department or your local HR contact, in each case as the Parent Company and Company may update them from time to time

18.1.2	comply with all applicable laws and regulations including those relating to anti-bribery which including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 and other laws applicable in the country in which you are employed; or

18.1.3	promptly report to the Company or Parent Company any request or demand for any bribe, kickback, gift, or undue financial or other advantage of any kind received by you in connection with the performance of your duties

18.1.4	not engage in any activity, practice or conduct which would constitute an offence under any relevant anti-bribery laws or breach the Relevant Policies

18.1.5	report any violations of anti-corruption laws of which you become aware. Any such issues must be reported to the President and CEO of the Parent Company, the Legal and Compliance Department or reported to the confidential telephone hotline, Expolink

18.1.6	if required by the Parent Company or the Company, annually certify your compliance with this clause

18.2	In addition to any penalties that government authorities might impose for violations of laws, including anti-corruption laws, any breach of this clause will be taken very seriously by the Company. This may be deemed a material breach of your employment agreement, which may lead to disciplinary measures, including but not limited to termination of your employment with the Company for Cause.

19.	PERSONAL DATA

19.1	The Company and any Group Company need to keep information about you for purposes connected with your employment. The sort of information it will hold includes information for payroll purposes, references, contact names and addresses and other personal details relating to your employment. Some of this information may also be processed by other organisations on our behalf.

19.2	The information the Company and any Group Company hold will be for its management and administrative use only but it may, from time to time, need to disclose some information it holds about you to relevant third parties as required in the necessary course of the Company or any Group Company’s business. The Company and any Group Company may also transfer information about you to another Group Company solely for purposes connected with your employment or the management of the business. You agree to the Company keeping the information for these purposes throughout your employment and following its termination.

19.3	You also agree to the Company and any Group Company keeping information about your health to the extent relevant to your ability to do your job or, if you are or become disabled, whether you require any reasonable accommodations to be made to assist you at work; and to the extent needed in relation to the administration of any benefit plans in force from time to time.

20.	DEDUCTIONS

20.1	You hereby authorize the Company to deduct from your remuneration (which for this purpose includes salary, bonus, vacation pay and sick pay) all any amount required by law to be withheld for taxes or for any other purpose, any contribution required of you under any employee benefit arrangement and all debts owed by you to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company or Group Companies to you.

21.	DELIVERY OF DOCUMENTS AND PROPERTY

21.1	On termination of your employment for any reason (or earlier if requested) you will immediately deliver to the Company or relevant Group Company all property (including but not limited to documents and software, credit cards, cell phone, computer equipment, facsimile machine, keys and security passes) belonging to the Company or any Group Company or containing or constituting Marketing Information or Confidential Information in your possession or under your control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. Your obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made and whether electronic or hard-copy) of all documents and software.

22.	RESIGNATION AS DIRECTOR

22.1	Upon the earlier of the termination of your employment for any reason, or the date you are excluded from the premises of the Company and any Group Company and are instructed to cease the performance of your duties pursuant to Clause 10.3, you will, at the request of the Board give notice resigning immediately without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement):

22.1.1	as a director of the Company and all such Group Companies of which you are a director; and

22.1.2	all trusteeships held by you of any employee benefit plan or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

22.2	If notice pursuant to clause 22.1 is not received by the relevant company within seven days of a request by the Company, or Group Company the Company and Group Company or either of them are irrevocably authorized to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf.

22.3	Except with the prior written agreement of the Board, you will not during your employment under this Agreement resign from your office as a director or officer of the Company or any Group Company.

23.	DISCIPLINARY AND GRIEVANCE PROCEDURES

23.1	The Company has a number of policies and procedures including anti harassment policy and disciplinary and grievance procedures and these are available from the HR Department. The spirit and principles of these procedures apply to you suitably adapted to reflect your seniority and status. Except and to the extent of any procedure implied by statute the Company’s disciplinary and grievance procedures are not incorporated by reference in this Agreement and therefore do not form any part of your contract of employment.

23.2	Disciplinary issues will be handled by the Chief Executive Officer with appeals to the Chairman or Board Committee appointed by the Chairman to deal with this.

23.3	If you have a grievance in relation to your employment or are dissatisfied with a disciplinary decision against you, you may apply in writing to the Chief Executive Officer who will decide the matter in question (unless the grievance or dissatisfaction relates to the Chief Executive Officer or any decision taken by the Chief Executive Officer, in which case you should apply to the Chairman). If you are dissatisfied with such decision you may refer the matter to the Chief Executive Officer or Board Committee appointed by the Chairman to deal with this whose decision will be final..

24.	THIRD PARTY RIGHTS

The Group Companies shall be third-party beneficiaries of clauses 14, 15, 16 and 21 of this Agreement. Otherwise, apart from any other provisions of this Agreement which are expressly or impliedly entered into by the Company for itself and as agent of and trustee for any Group Company the parties do not intend that this Agreement should confer any right or benefit on any third party.

25.	NOTICES

Notices under this Agreement by you to the Company or the Parent Company should be addressed to the Company or Parent Company and left at its registered office or European Headquarters respectively or sent by post or by facsimile transmission or other form of electronic delivery to its registered office or European Headquarters respectively and notices given by the Company or Parent Company to you should be served personally or sent by post or sent by facsimile transmission or other form of electronic delivery to your usual or last known place of residence in the USA. In case of service by post, the day of service will be 48 hours after posting and in the case of facsimile transmission or other electronic delivery the day of service will be the day of transmission by the sender.

26.	MISCELLANEOUS

26.1	This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without giving effect to its conflicts of laws principles.

26.2	The parties to this Agreement submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in relation to any claim, dispute or matter arising out of or relating to this Agreement.

26.3	Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

26.4	The parties agree that any breach of clause 14, 15, 16 or 21 of this Agreement is likely to cause the Company serious irreparable harm. In the event of such a breach, the parties agree that the Company shall have, in addition to its other remedies, the right to an injunction. Without any requirement to post a bond or other security, to prevent the violation of and to enforce your obligations under this Agreement.

26.5	This Agreement, including without limitation clauses 14, 15, 16 and 21 hereof, shall inure to the benefit of the Company’s successors and assigns.

26.6	This Agreement contains the entire agreement between the parties with respect to its subject matter, and supersedes any and all prior communications, agreements and understandings, written and oral, between the parties with respect to such subject matter.

26.7	This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected, except by a written instrument signed by both you and the Company.

26.8	The provisions of clauses 14 through 26 of this Agreement shall survive the termination of your employment in all events.

THIS AGREEMENT has been executed on behalf of the Company by a director and executed by you on the date set out at the beginning.

SIGNED by

PATRICK WILLIAMS
        .....................................
PATRICK WILLIAMS,
President and CEO
for and on behalf of THE COMPANY

SIGNED by

PATRICK McDUFF
        ....................................
PATRICK McDUFF

APPENDIX 1

Change of Control

“Change of Control” means a change in control of a nature that would be required to be reported in response to item 5 (f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 of the United States of America, as in effect on the date hereof (“Exchange Act”) whether or not the Company or the Parent Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if

(a)	any “person” or “group” (as such terms are used in Section 13 (d) and 14 (d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company or the Company representing 30% or more of the combined voting power of the Parent Company or the Company respectively, then outstanding securities (other than the Parent Company or the Company, any employee benefit plan of the Company or the Parent Company); and, for purposes of this Agreement, no change in control shall be deemed to have occurred as a result of the “beneficial ownership”, or changes therein, of the Parent Company or the Company’s securities, respectively, by any of the foregoing,

(b)	there shall be consummated (i) any consolidation or merger the Parent Company or the Company in which the Parent Company or the Company is not the surviving or continuing corporation or pursuant to which shares of the Parent Company or the Company’s Common Stock, respectively, would be converted into cash, securities or other property, other than a merger of the Parent Company or the Company in which the holders of the Parent Company’s or the Company’s Common Stock immediately prior to the merger have (directly or indirectly) at least a 70% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Parent Company or the Company,

(c)	the shareholders of the Parent Company or the Company approve any plan or proposal for the liquidation or dissolution of the Parent Company or the Company, or

(d)	as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial share accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

APPENDIX 2

Good Reason

“Good Reason” exists if, without your express written consent,

(a)	you are assigned duties materially inconsistent from your position, duties, responsibilities and status with the Company and the Parent Company immediately prior to the date of the Change of Control,

(b)	the Company or Parent Company reduces your base salary as in effect immediately prior to the date of the Change of Control,

(c)	the Company or Parent Company reduces your aggregate compensation and incentive and benefit package from that provided immediately prior to the date of the Change of Control,

(d)	the Company or Parent Company requires you regularly to perform your duties of employment beyond a forty miles radius from the location of your place of employment at the date of the Change of Control,

(e)	the Company or Parent Company takes any other action which materially and adversely changes the conditions of your employment in effect at the time of the Change of Control,

(f)	the Company or Parent Company fails to obtain agreement from any successor to comply fully with the terms of this Agreement, or

(g)	the Company or the Parent Company purports to terminate your employment other than pursuant to a notice of termination which satisfies the requirements of this Agreement.